Revised 4/25/98

                     INTERNATIONAL DISTRIBUTORSHIP AGREEMENT

      THIS INTERNATIONAL DISTRIBUTORSHIP AGREEMENT is effective as of this 1st day of January, 1998 (the "Effective Date") by and between ThermoQuest Corporation, a Delaware corporation, whose business address is 355 River Oaks Parkway, San Jose, California, U.S.A., 95134 (referred to as "Company") and EURO TECH (FAR EAST) LTD, an Hong Kong corporation whose business address is 18/F Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong. (referred to as "Distributor") (hereinafter referred to as the "Agreement");

      WHEREAS, the Company has developed and manufactured certain machines, equipment, spare parts, software, services and training as more particularly described in Exhibit "A", which is attached hereto and incorporated herein by reference for all purposes (the "Product or Products"); and

      WHEREAS, the Distributor wishes to market, sell and service the Products in that certain geographical area as indicated in Exhibit "B", which is attached hereto and is incorporated herein by reference for all purposes (hereinafter referred to as the "Territory");

      THEREFORE, in consideration of the mutual undertakings set forth in this Agreement, the sufficiency of which is hereby acknowledged, Company and Distributor agree as follows:

      1. PRODUCTS AND TERRITORY. Subject to the terms and conditions of this Agreement, Company appoints Distributor as its exclusive distributor of the Products for importing, marketing, selling and servicing within the Territory. Company shall therefore sell to Distributor and Distributor shall purchase from the Company the Products in accordance with this Agreement. Company reserves the right, at its sole discretion, to remove and/or change the classification of any Product listed on Exhibit "A" by giving the Distributor notice in writing not less than thirty (30) days prior to such removal, addition and/or change of classification.

      2. TERRITORIAL AND OPERATIONAL RESPONSIBILITY. It is the desire of Company that Distributor achieve substantial sales volumes of the Products and establish a first class support base for such sales in the Territory. Distributor shall use its best efforts to market, sell and service any Product in the Territory. Without prejudice to the generality of the above, Distributor shall, at its own expense, accomplish all of Company's requirements to achieve this success, including, without limitation, the following:

      a. Develop a detailed business plan acceptable to Company for the successful marketing, selling and servicing of the Products in the Territory;

      b. Employ or otherwise provide competent and reliable personnel to perform all of its obligations under this Agreement;

      c. Maintain adequate facilities in the Territory which shall meet the reasonable standards of Company;

      d. Establish effective customer service and support for the appropriate Products as described in Exhibit "A".

      e. Effectively market any Product in the Territory through such means as trade shows, demonstrations, seminars, literature distribution, direct mail, advertising and/or any other available means;

      f. Effectively perform market research for Company on any new product ideas, concepts and designs and market profiles;

      g. Effectively monitor customer satisfaction with respect to the performance and customer support of the Products in the Territory;

      h. Write and produce quality sales, marketing, technical, service and training literature to promote the Products in the Territory;

      i. Recommend product modifications to make the Products more competitive in the Temtory and assist Company in making such modifications.

      3. RELATIONSHIP OF THE PARTIES.

      a. Distributor is neither an agent, employee, coventurer, partner, associate or legal representative of Company. The parties relationship is solely that of a buyer and seller, and each party is responsible for its own costs of operation, except as specifically provided herein. Moreover, Distributor is granted no right or authority to assume or create any obligation or responsibility for or on behalf of Company or otherwise to bind Company or to use Company's name in a manner other than as may be expressly authorized in writing by Company.

      b. Distributor shall, at its expense, comply with all laws and regulations within the Territory and do all the things necessary to achieve registration (if necessary) of this Agreement with, or to obtain any permission, license or consent from any government body, Chamber of Commerce, or the like as may be necessary for the purposes of this Agreement.

      4. NON-COMPETE.

      a. During the Term and any renewal term, Distributor shall only purchase the Products from the Company. During the Term and any renewal term and for a period of one (1) year after the termination date of this Agreement, Distributor shall not, within the Territory, either directly or indirectly as a shareholder, investor, partner, director, officer, employee, consultant or otherwise (i) develop, manufacture, market or sell any product which is competitive with any Product, and (ii) render or market any service which is competitive with any service contemplated in this Agreement.

      b. Distributor agrees that the product, duration and geographic scope of the non-competition provision set forth above is reasonable. In the event that any court or arbitrator determines that the product, duration or the geographical scope, or any or all of them is unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and area and for those products that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every political subdivision of each and every country outside the U.S. where this provision is intended to be effective.

      c. On a quarterly basis, Distributor shall send the Company a list of all sub-distributors and/or sales representatives and/or agents represented by it and keep such list current.

      5. ORDERS AND SHIPMENT

      a. All shipping dates are approximate and are based upon Company's prompt receipt of all necessary information from Distributor to properly process each order. Except as provided in Section 5(e), the Company shall use its good faith efforts to ship any Product in response to any orders received from the Distributor by the method agreed to in writing by the parties within the same delivery schedule as is generally available to customers for any Product outside the United States, plus a reasonable time allowance for greater shipping distances; provided however, that no order placed by the distributor shall be binding upon the Company until and unless the Company acknowledges such order by first class air mail letter, express mail, facsimile, or telex; and provided further that the Company shall not be responsible for delays caused by events outside of its control. Such events may include, but are not limited to strikes, fires, floods, unavailability of materials, discontinuance of a particular model of any Product and inability to obtain or maintain necessary patents, copyrights or licenses. Except as provided in Section 6(e), if the Distributor should cancel any order more than two weeks after the acknowledgement thereof by the Company, it shall reimburse the Company, as liquidated damages (which the parties hereto agree to be a genuine pre-estimate of the Company's loss) for such cancellation, an amount equal to the percentage of completion of any Product multiplied by its then existing list price.

      b. Any Product sold to the Distributor shall be packaged by the Company in outer containers of such export packing type as shall be required to conform to carrier insurance requirements and to ensure under normal handling the delivery of any Product to the Distributor or its consignee. Shipping and packaging costs shall be borne by the Distributor. The Distributor shall perform all functions necessary to comply with any import regulations and shall pay any applicable duty, tax or other charge relating to any such shipment.

      c. All sales of any Product made by the Company to the Distributor pursuant to this Agreement will be made F.O.B. (as defined in ICC Incoterms, 1990) the Company's plant to such destinations within the Territory as the Distributor may direct, and in each case risk of loss, damage or deterioration of any Product will pass to the Distributor or its consignee at the time of placement on board a carrier at the Company's plant. Title to any Product will pass from the Company to Distributor in accordance with Section 11.

      d. The Company shall not be required to ship incomplete orders nor consolidate orders for shipment, and the Company may issue partial invoices for partial shipments.

      6. PRICE AND TERMS OF PAYMENT

      a. The price of any Product sold to the Distributor will be determined by reference to the Company's published International Price List, as in effect from time to time. The Company shall have the unrestricted right at any time to change its published International Price List provided it gives Distributor thirty (30) days prior written notice of such change. A copy of Company's International Price List in effect as of the Effective Date is attached as Exhibit "C". Distributor shall be entitled to a discount on the Product prices referenced on the Company's then current International Price List in accordance with the Product Discount Schedule, which is attached hereto as Exhibit "D" and is incorporated herein by reference (the "Product Discount Schedule"). The Company shall have the unrestricted right at any time to change the discount rates on Product prices provided it gives Distributor thirty (30) days prior written notice of such change. Except as otherwise agreed to in writing by the parties hereto, no discounts will be credited or allowed on any Product supplied by the Company which is not manufactured by the Company or is not listed in Exhibit "A". Moreover, except as provided for in Section 6(c) and (d) herein, the Company shall not be obligated to pay Distributor any compensation on the sales by Distributor of any Product.

      b. The payment terms for any order by Company will be by irrevocable letter of credit on a United States bank or at the terms established by Company and agreed to in writing by the parties. All payments under this Agreement shall be made in U.S. Dollars and shall be net of any value-added or other taxes, duties and similar charges imposed on any such order. All risks of foreign exchange or currency devaluation shall be borne by the Distributor.

      c. If the Distributor shall become delinquent in making any payment hereunder, then the company may charge interest on any unpaid amount from the date on which it is due until paid at an interest rate to be determined by Company, which shall not exceed the maximum interest rate permitted by law. In addition, if Company agrees in writing to allow Distributor to pay for any order on credit and Distributor exceeds any credit limit established by the Company, then the Company may, at its sole option, withhold any shipment until Distributor has reduced such credit levels to levels acceptable to Company. If at any time the Company deems itself reasonably insecure, it shall have the right to directly invoice all customers of the Distributor who have placed orders for any Product with the Distributor and to cause payment of such Invoices to be made directly to the Company. In such event, the Company will pay to the Distributor compensation in respect of each such order at the percentage rates of Company's Net Invoice Price as set fort in Distributor's Compensation Rate Schedule, which is attached hereto as Exhibit "E". Distributor's compensation on any such order shall be paid by Company in U.S. Dollars and within forty-five (45) days after receipt of payment from the customer after allowing any offsets, credits and/or payments. The term "Net Invoice Price" as used herein or in the exhibits hereto shall mean the then current established price of any Product requested in each such order received by the Company, exclusive of freight, transportation charges, taxes, cost reduction, Original Equipment Manufacturer (OEM) discounts, returns, collection costs, company services and installation costs. The Company shall have the unrestricted right at any time to change its percentage rates on compensation for such orders provided it gives Distributor thirty (30) days prior written notice of such change. No compensation will be credited, allowed or paid on any Product supplied by the Company which is not listed in Exhibit "A".

      d. Notwithstanding anything else to contrary herein, the Company shall have the unrestricted right, should it so elect, to directly sell any Product outside and in the Territory. However, if a customer of Distributor who has its principal place of business in the Territory, places an order directly on Company for the purchase of any Product, then the Company will pay and the Distributor will have deemed to have earned compensation in respect of each such order provided such order arose from the efforts of Distributor and/or Distributor agrees to assume in writing responsibility for service and support of such Product. The Company will, after allowing any offsets, credits and/or payments, pay Distributor compensation on each such order accepted by Company at the percentage rates of Company's Net Invoice Price as set forth in the Exhibit "E". The Company shall have the unrestricted right at any time to change its percentage rates on compensation for such orders provided it gives Distributor thirty (30) days prior written notice of such change. No compensation will be credited, allowed or paid on any Product supplied by the Company which is not listed on Exhibit "A". In the event that such an order is accepted, in whole or in part, at a price less than the current established price, then the Distributor shall be entitled to and receive compensation only on the reduced price at which such order was accepted. Distributor shall provide the Company with all reasonable assistance in making such sales and shall provide, in accordance with Section 9, service to such customers of Distributor.

      e. If any non-standard unit of Product is required to be manufactured pursuant to specifications provided by the Distributor or any third person, the price, time of delivery and provisions for damages in the event of cancellation of the order governing such unit shall be specifically negotiated in each instance.

      7. PRODUCT WARRANTIES.

      EXCEPT AS OTHERWISE PROVIDED IN EXHIBIT "F", WHICH IS ATTACHED HERETO, THE COMPANY MAKES NO WARRANTIES, EITHER EXPRESSED OR IMPLIED, TO DISTRIBUTOR AND/OR TO ANY OF DISTRIBUTOR'S CUSTOMERS, AGENTS, REPRESENTATIVES, SUCCESSORS AND/OR ASSIGNS UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IF ANY MODEL OR SAMPLE WAS SHOWN, SUCH MODEL OR SAMPLE WAS USED MERELY TO ILLUSTRATE THE PRODUCT AND NOT TO REPRESENT THAT ANY PRODUCT DELIVERED HEREUNDER WOULD CONFORM TO THE MODEL OR SAMPLE.

      8. SOFTWARE AND COMPUTER PROGRAMS. In order for the Distributor to sell and for any end-user to use any software listed on Exhibit "A" and/or incorporated into any Product (the "Software"), Distributor shall be required to have each end-user execute an appropriate Software License Agreement submitted by the Company and Distributor shall timely deliver to Company a fully-executed original of the Software License Agreement signed by each such end-user.

      9. SERVICING AND SPARE PARTS.

      a. The Distributor shall, during the Term or any renewal thereof, provide the highest professional standards in servicing any Product sold by Distributor and/or sold by Company for use within the Territory, and shall instruct its service personnel in repair and servicing methods for any such Product.

      b. Within two months from the Effective Date, the Distributor shall purchase for its own account, and thereafter maintain, a quantity of spare parts for the Products sufficient to fulfill its obligations under this Agreement.

      c. Except for the Company's obligations pursuant to Sections 10 below, the Distributor's service obligations under this Section shall be at such reasonable charge to customers as it determines. Distributor's failure to provide the servicing required herein shall constitute grounds for Company to terminate this Agreement without Company incurring any liability from Distributor after thirty
(30) days written notice by Company to Distributor.

      10. THE COMPANY'S EXCLUSIVE OBLIGATIONS.

      a. Distributor shall examine all of the Products as soon as reasonably practicable, and in any event within fourteen (14) days after arrival at the destination to which such Products are dispatched in accordance with Section 5. Distributor shall immediately notify the Company of any incomplete or failed delivery or any defective Product. Distributor shall be deemed to have waived any claim connected with any such delivery and/or connected with any such defect if Distributor fails to notify Company within such fourteen (14) day period.

      b. The obligations of the Company with respect to any Product duly notified by the Distributor in accordance with Section 10(a) and confirmed by the Company to be defective shall be limited exclusively to the repair or replacement of such Product. The obligations of the Company with respect to any Software duly notified by the Distributor in accordance with Section 10(a) and confirmed by the Company shall be limited exclusively to correcting any errors in the Software.

      c. No Product shall be returned to the Company without its prior written approval. Upon the return of any incomplete or defective Product to the Company, the Company shall pay any and all shipping, insurance and storage charges incurred by Distributor relating to any such defective Product.

      d. The remedy provided in this Section is the exclusive remedy for the Distributor or any ultimate purchaser under the Agreement.

      11. TITLE

      a. The Company shall retain ownership of any Product until all sums due to the Company from Distributor for such Product or other goods or services have been paid in full.

      b. Until ownership of any Product passes to Distributor.

      i. Distributor shall insure them against all usual risks to full replacement value;

      ii. Distributor shall sell, use or part with possession of them only in the ordinary course of business;

      iii. Distributor shall, where reasonably possible, keep them separate and clearly identified as the Company's property;

      iv. Distributor shall pay all taxes, duties and other charges levied in respect of them when due;

      v. Distributor shall not create or allow the creation of any security interest or any other kind of encumbrance to be placed on the Products and shall protect the ownership of the Company in the Products against all third parties;

      vi. The Company shall, at all times and without prejudice to the Company's other remedies, have the irrevocable right to examine, inspect, recover and/or sell any Products and for any such other purpose to enter the premises owned, controlled, leased or used by Distributor.

      c. Distributor shall promptly reimburse the Company for any and all losses and expenses incurred by the Company as a result of any failure of Distributor duly to comply with its obligations under this Section 11.

      d. Distributor shall provide the Company with current financial information concerning Distributor's business relating to this Agreement on a monthly, quarterly and audited fiscal year-end basis, with detail satisfactory to the Company and prepared in accordance with generally-accepted accounting principles consistently applied. Company shall have the right to review and verify such financial information and Distributor shall provide the Company, at Distributor's cost, access to Distributor's financial records, books, accounts and other financial information as they relate to this Agreement.

      12. INDEMNITY

      a. DISTRIBUTOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS COMPANY AND ITS PARENT AND AFFILIATED COMPANIES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY CLAIM, DEMAND, CAUSE OF ACTION, LOSS, EXPENSE (INCLUDING BUT NOT LIMITED TO ATTORNEY'S FEES) AND/OR ANY LIABILITY OF ANY KIND CAUSED BY OR ARISING OUT OF OR RELATING TO (i) ANY DEFAULT BY DISTRIBUTOR OF ANY PROVISION UNDER THIS AGREEMENT AND/OR (ii) ANY ACT OR OMISSION (NEGLIGENCE OR NOT) ON THE PART OF DISTRIBUTOR IN CONNECTION WITH THIS AGREEMENT.

      b. COMPANY SHALL NOT BE LIABLE TO THE DISTRIBUTOR FOR ANY PUNITIVE DAMAGES, AND/OR FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES FOR ANY REASON WHATSOEVER.

      c. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, THE LIABILITY OF COMPANY UNDER THIS AGREEMENT (IRRESPECTIVE OF WHETHER COMPANY MAY HAVE BEEN OR MAY BE ALLEGED TO HAVE BEEN NEGLIGENT OR OTHERWISE LEGALLY AT FAULT AND IRRESPECTIVE OF INSURANCE COVERAGE MAINTAINED BY EITHER PARTY) SHALL IN NO EVENT EXCEED THE PAYMENT, IF ANY, RECEIVED BY COMPANY FOR ANY PRODUCT, SPARE PART AND/OR SERVICE SOLD OR TO BE SOLD, AS THE CASE MAY BE, WHICH IS THE SUBJECT OF THE CLAIM OR DISPUTE.

      13. INSURANCE During the Term or any renewal hereof, Distributor shall maintain in force a comprehensive general liability ("CGL") insurance policy with an insurance carrier suitable to the Company. The CGL Policy shall have coverage limits of at least $1,000,000 and shall name Company as an additional insured. Distributor agrees to provide annually and upon request of Company a certificate of insurance indicating the existence of the CGL Policy. Distributor shall immediately notify the Company in writing if its CGL insurance policy is canceled by the carrier, if its liability limits are modified or if Distributor cancels the insurance on its own initiative for any reason whatsoever.

      14. PATENTS, COPYRIGHTS, TRADEMARKS AND TRADE NAMES

      a. Distributor recognizes the exclusive right of Company in and to all of Company's trademarks applied to any Product to any and all of Company's copyrighted material used in connection therewith. Distributor also recognizes the validity of all trademarks, patents and/or copyrights owned or controlled by Company covering the Product (which include any Software), and shall not dispute or impair the value of any such trademarks, patents and/or copyrights. Company gives no representation or warranty as to the enforceability or validity of any trademarks, copyrights, patents or other rights or as to whether any of the same infringe the rights of any third party.

      b. Distributor shall not, without the prior written consent of the Company, make reference to, or otherwise designate Company's trademarks or trade name except in the promotion or sale of any Products. Company's trademarks or trade name are not to be used in printed materials without first submitting specimen printings to Company for its prior written approval.

      c. Whenever Distributor shall mention any trademark of Company in any form of printed material, Distributor shall place an asterisk immediately after and slightly above the trademark at the first occurrence of the mark and on each page, referring to a footnote, reading: "Trademark of ThermoQuest."

      d. Distributor shall not use any other trademark in combination with Company's trademark on any Product or to use any trademark or trade name of Company, either alone or in combination with any other trademark or trade name, on any other product.

      e. No right or license under any patent, copyright, trademark or trade name of either Company or any of its parent and subsidiaries is granted by, or is to be inferred from, any provision in this Agreement, except as and only to the extent expressly provided herein.

      f. Distributor shall promptly, upon the request from the Company, execute such form of registered user agreement or several registered user agreements from time to time as may be required by the Company in respect of the Trade Marks and/or Service Marks for registration with the authorities in the Territory or any part therof.

      15. CONFIDENTIAL INFORMATION

      a. Distributor recognizes that it may come into possession of certain confidential or proprietary information, trade secrets, know-how or data of various kinds pertaining to the Company's business. Distributor shall maintain all such information, whether oral or written, in accordance with the following terms and conditions:

            i. "Confidential Information" shall mean and shall include, but not be limited to, ideas, concepts, development plans for new or improved products or processes, data, formulae, techniques, designs, sketches, know-how, photographs, plans, drawings, samples, test specimens, reports, customer lists, price lists, product offerings, discounts, compensation schedules, findings, studies, inventions and any and all technical and/or business information relating to the Company.

            ii. Distributor shall (a) maintain all Confidential Information in strictest confidence, (b) not disclose the Confidential Information to any third party other than as stated in Subsection 15.b. and (c) not use the Confidential Information for any purpose other than as contemplated by this Agreement, except with the prior written consent of the Company. This obligation shall continue for the term of this Agreement and any extension thereof and for a period of three (3) years after the date of termination of this Agreement as set forth below.

            iii. The obligation set forth in Subsection 15.a.ii. above shall not apply, however, to any Confidential Information which the Distributor can show by written evidence: (a) is or becomes known to the public through no fault of the Distributor, but only after such public disclosure occurs;
      (b) was already in the Distributor's possession prior to receipt thereof from the Distributor, or (c) is hereafter obtained by the Distributor from another source free of restrictions on use or disclosure, provided such source is not acting on behalf of the Distributor and has the legal right to make such a disclosure.

            iv. The Distributor shall not make any commercial use of the Company's Confidential Information for so long as it remains confidential without first obtaining a license from the Company for such use.

      b. The Distributor may supply information disclosed by the Customer hereunder to its respective customers, but only to the minimum extent necessary for market development, application and sale of any Product.

      16. APPROVAL OF DESIGN

      a. Before Distributor undertakes to make any change of design specifications, materials or similar characteristics of any Product, Distributor must obtain Company's prior written approval to any such changes.

      b. Company shall own any and all improvements made by Distributor on any Product, whether said improvement is patentable or not. In this regard, Company hereby grants to the Distributor a royalty-free, non-exclusive non-transferable license to make, use, and sell all improvements within the Territory that are made by Distributor on any Product.

      17. ADVERTISING

      a. Distributor shall advertise the Products in suitable media in the Territory with due regard to appeal of the advertising to industry. Company will furnish to Distributor, at no expense, samples of advertising materials used in other territories, with the right to use the same, but Distributor need not be bound by these and may, in its discretion, adopt any advertising methods and displays that it believes most effective for the market and the Territory.

      b. Distributor hereby grants to the Company the right to use, without charge, advertising methods, displays and materials which Distributor may devise in marketing any Product and Distributor further grants to Company the right, without charge, to make such information and materials available to other distributors for their use.

      18. BUSINESS PLAN AND ACTIVITY REPORTS. Within thirty (30) days after the Effective Date, Distributor shall submit to Company a Business Plan outlining the expansion of Company's Products and business in the Territory. Distributor shall work closely with Company in developing the Business Plan. Moreover, Distributor shall submit to Company activity and forecast reports as defined in Exhibit "G".

      19. TERM. The term of this Agreement shall be for a period of one (1) year from the Effective Date (the "Term") and shall be automatically renewed on a yearly basis, unless Company notifies Distributor in writing of its intention not to renew at least thirty (30) days prior to the expiration of the Term or any annual renewal. In the event that notice of intention not to renew is given by Company as set forth in this Section, all Distributor purchase orders which have been confirmed by Company will be handled in the same manner and with the same duties and obligations of each party as if no such notice had been given. Company will not be obligated to confirm any further purchase orders from Distributor after the date of any notice of termination.

      20. DEFAULT AND EARLY TERMINATION

      a. This Agreement may be terminated immediately by Company if Distributor shall:

            i. Fail to timely pay to Company any payment due under any part of this Agreement;

            ii. Fail to comply with the terms and conditions of this Agreement after Company has notified Distributor in writing of Distributor's failure to comply and Distributor has not remedied the matter to the satisfaction of Company within thirty (30) days thereof;

            iii. Be adjudged insolvent, or if a petition of bankruptcy is filed by or against the Distributor, or an assignment is made for the benefit of any creditor or a receiver is appointed or applied for;

            iv. Have its corporate charter terminated or cease to do business in the Territory;

            v. Amalgamate with or become controlled by any other party without Company's prior written consent;

            vi. Enter into a business relationship with any individual, firm, partnership and/or corporation which competes with the Product without Company's prior written authorization;

            vii. Become, in Company's reasonable opinion, incapable of carrying out the terms of this Agreement to Company's satisfaction; or

            viii. Fail to purchase the Products from the Company in the following U.S. $ amounts (expensed net of all discounts, and net of any duties, taxes or similar charges referred to in herein):

                        1998                $ 1.2 M
                                            -------
                        1999                $ 1.4 M
                                            -------
                        2000                $ 1.6 M
                                            -------

      b. Termination of this Agreement for any reason shall have the effect of terminating all further rights and obligations of the parties hereto, other than those expressly provided for in Subsection 20.f. below, but in the event of termination, neither Company nor Distributor shall be relieved from their respective obligations to pay any sum of money due, payable, or accrued under this Agreement. All accounts between Company and Distributor shall be settled in full within ninety (90) days after the date of termination.

      c. Distributor expressly waives the benefit of and agrees not to assert any statutory or other rights available under applicable law which limits the exercise of any termination rights or which may provide for compensation not contemplated in this Agreement to Distributor. Upon payments in respect of any goodwill or loss of prospective profits on account of any expenditure incurred by Distributor, except as specifically provided by this Agreement or authorized in writing by Company.

      d. In the event of termination, Distributor shall surrender to Company without any claim for compensation all Company Confidential Information and other property including, but not limited to, any technical manuals, bulletins, drawings, price lists, samples, brochures, documentation, or supplies issued to Distributor by Company and any lists of customers within the Territory that may have been compiled in relation to the sale of the Product in the Territory.

      e. Upon either termination or expiration of this Agreement for any reason, as the case may be, Distributor hereby assigns, with effect from the termination or expiration date, to Company without any claim for compensation all of the benefit of any and all purchase orders, service contracts and other contracts relating to the Products. In this regard, Distributor shall ensure that any and all such purchase orders, service contracts or other contracts are freely assignable to Company at no cost to Company and in accordance with this Section.

      f. Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 3, 4, 7, 9, 10, 11, 12, 13-15 and 19-22 shall survive termination of this Agreement for whatever reason.

      21. NOTICES. All required notices shall be in writing and shall be deemed given when sent first class airmail, postage prepaid, or when sent by facsimile, express mail, telegraph or cable (with a copy by first class airmail, postage prepaid), addressed as follow:

      To Company:       ThermoQuest Corporation
                        355 River Oaks Parkway
                        San Jose, California 95134
                        Attention: Americas Dealer Manager

      To Distributor:   EURO TECH (FAR EAST) LTD.

                        18/F Gee Chang Hong Centre,
                        SS Wong Chuk Road, Hong Kong

                        Attention: T.C. Leung

      22. MISCELLANEOUS

            a. Waiver. The failure of either party to exercise any right or option granted, or to require the performance of any term, or the waiver of either party of any breach of this Agreement, shall not prevent a subsequent exercise of enforcement rights or to be deemed a waiver of any kind.

            b. Modification or Amendment. Any modification or amendment of any provision of this Agreement must be in writing and initialed by an authorized representative of both parties.

            c. Assignment. Distributor shall not assign, either voluntarily, involutarily or by operation of the law, this Agreement without Company's prior written consent. In the event of such assignment without Company's prior written consent, Company may, in its sole discretion, terminate this Agreement without incurring any liability to Distributor, Company shall be entitled to assign this Agreement to any person, partnership, association and/or corporation without the prior consent of Distributor.

            d. Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties hereto.

            e. Execution of Agreement. This Agreement has been executed in duplicate and each party shall be entitled to one original, receipt of which they each acknowledge.

            f. Resolution of Disputes.

                  i. Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including its interpretation, performance or termination, shall be finally resolved by arbitration. The arbitration shall be conducted by three (3) arbitrators unless such dispute, controversy or claim involves a claim of damages for $50,000 or less, in which event arbitration shall be conducted by one (1) arbitrator.

                  ii. The arbitration shall be conducted in English and in accordance with the UNCITRAL Arbitration Rules in effect at the time of the arbitration. The appointing authority shall be the International Chamber of Commerce, which shall administer the arbitration. The arbitration, including the rendering of the award, shall take place in Austin, Texas U.S.A., and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purpose of this arbitration, the provisions of this Agreement and all rights and obligations thereunder shall be governed and construed in accordance with the laws of the State of Texas, U.S.A. The be governed and construed in accordance with the laws of the State of Texas, U.S.A. The decision of the arbitrators shall be binding upon the parties hereto, and the expense of the arbitration (including, without limitation, the award of attorneys fee to the prevailing party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.

                  iii. Notwithstanding anything contained in Subsection 22(f) to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction, or similar equitable relief.

            g. Complete Agreement. This Agreement and its Exhibits set forth the entire agreement between the parties and replaces all understandings which may have existed between Company and Distributor, to the extent that such prior understandings relate to the establishment of a distributorship for the marketing, sale and support of any Software, Product and/or space parts in the Territory.

            h. Attorney's Fees: Prejudgment Interest. If the services of an attorney or other legal adviser are required by any party to secure the performance hereof or otherwise upon the breach or default of the other party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable fees, costs and other expenses of such attorney or legal adviser, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

            i. Captions. All Section captions are for reference only and shall not be considered in construing this Agreement.

            j. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effected and shall in no way be impaired or invalidated.

            k. Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties hereto.

            l. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement or any persons other than the parties to it and their respective successors and assigns, nor anything in this Agreement intended to release or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                   "Company"

                                   ThermoQuest Corporation


                                   By: /s/ Kevin Wallace
                                       -----------------------------------
                                   Name Printed: Kevin Wallace
                                                 -------------------------
Attest:                            Title: Asst. to the President
                                          --------------------------------

-----------------

                                       "Distributor"


                                   By: /s/ T C Leung
                                       -----------------------------------
                                   Name Printed: T C Leung
                                                 -------------------------
Attest:                            Title: Managing Director
                                          --------------------------------

-----------------

                                   EXHIBIT "A'

                                    PRODUCTS

San Jose Factory Products:          LCQ, TSQ, SSQ
Austin Factory Products:            GCQ
MassLab Factory Products:           Voyager, Navigator
Automass Factory Products:          Automass 30, 150, 300
Bremen Factory Products:            BreathMAT

Spare Parts, option and Upgrade of the above products.

                                   EXHIBIT "B"

                                    TERRITORY

                                    Hong Kong

                                    Products


     Bremen Factory Products: MAT 9XX, MAT 252, Delta Plus, MAT 262, Element